Cash Systems, Inc.’s CEO, Michael Rumbolz, Signs Multi-Year Contract Renewal

Las Vegas, March 7, 2007 — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced that Chief Executive Officer Michael Rumbolz has signed a 2 year contract renewal. Mr. Rumbolz will also hold the titles of Chairman of the Board and President.

Mr. Rumbolz stated, “I’m excited by the progress we have made at the Company and with our new product development. I look forward to continuing to work with our board and our strategic partners to create long-term shareholder value.”

About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contact:
Don Duffy
Integrated Corporate Relations
203-682-8200